WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Andrew Basile
(302) 504-9857; abasile@wsfsbank.com
July 25, 2024	Media Contact: Kyle Babcock
(215) 864-1795; kbabcock@wsfsbank.com

WSFS REPORTS 2Q 2024 ROA OF 1.34% AND EPS OF $1.16;
RESULTS REFLECT LOAN, DEPOSIT AND DIVERSIFIED FEE REVENUE GROWTH,
NET INTEREST MARGIN OF 3.85%

Wilmington, DE — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2024.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	2Q 2024	1Q 2024	2Q 2023
Net interest income	$174.4	$175.3	$181.8
Fee revenue	91.6	75.9	66.9
Total net revenue	266.0	251.1	248.7
Provision for credit losses	19.8	15.1	15.8
Noninterest expense	155.8	149.1	141.3
Net income attributable to WSFS	69.3	65.8	68.7
Pre-provision net revenue (PPNR)(1)	110.3	102.1	107.5
Earnings per share (EPS) (diluted)	1.16	1.09	1.12
Return on average assets (ROA) (a)	1.34%	1.28%	1.36%
Return on average equity (ROE) (a)	11.4	10.7	11.8
Fee revenue as % of total net revenue	34.4	30.2	26.8
Efficiency ratio	58.5	59.3	56.7
See “Notes”
GAAP results for the quarterly periods shown included items that are excluded from core results. Below is a summary of the financial effects of these items.

	2Q 2024		1Q 2024		2Q 2023
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Fee revenue(2)	$5.6	$0.07	$(0.6)	$(0.01)	$(0.6)	$(0.01)
Noninterest expense(3)	(0.2)	—	1.5	0.02	2.8	0.03
Income tax impacts(4)	1.3	0.02	(0.5)	(0.01)	(0.8)	(0.01)

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(2) Includes a gain due to the reduction of our Visa B derivative liability established from our previous sale of 360,000 shares in 2Q 2020, a gain on the liquidation of a portion of our remaining Visa B equity investment, and post-close distributions from our investment in Spring EQ.
(3) Includes a reduction to expense for the final FDIC special assessment received during the quarter and corporate development and restructuring costs.
(4) Income tax impacts are presented on an after-tax basis.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, CEO and President, said, "We are pleased to report second quarter earnings of a core ROA(5) of 1.25% and accompanying core EPS(5) of $1.08. Our results were highlighted by quarterly core fee revenue(5) growth of 13%, driven by strong performance in our Cash Connect®, Wealth and Trust, Capital Markets, and Mortgage businesses. Solid annualized loan growth of 6% was driven primarily by our commercial and consumer lending portfolios while deposits increased 3% annualized and the net interest margin of 3.85% also increased slightly from the prior quarter. Our strong performance provides momentum as we head into the second half of 2024.
"Overall asset quality metrics remained stable and reflected the uneven economy. While we experienced improvement in both non-performing loans and delinquency levels, problem loans saw a modest increase to 4.76% of total gross loans. Net charge-offs of 44 basis points remained consistent with recent history.
"During the quarter, Moody's Investor Services reaffirmed their ratings of WSFS Financial Corporation with an investment-grade issuer rating of Baa2 with a Stable Outlook. The ratings affirmation reflects the benefits of our diversified business model, our strong capital levels, earnings, liquidity, and asset quality.
"On June 12th, we held our second annual 'We Stand For Service Day', where nearly 1,500 of our Associates volunteered at more than 130 community organizations across the Greater Philadelphia, Southern New Jersey, and Delaware region. Additionally, we were honored to be named a 2024 honoree of The Civic 50 Greater Philadelphia by the Philadelphia Chamber of Commerce for the third year in a row. These community efforts are a testament of our over 2,200 Associates who live our mission of 'We Stand for Service' every day."

(5) As used in this press release, core EPS, core ROA and core fee revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Highlights for 2Q 2024:
•Core EPS was $1.08 compared to $1.11 for 1Q 2024.
•Core ROA was 1.25% compared to 1.31% for 1Q 2024.
•Core PPNR as a percent of average assets(6) of 2.02% was flat compared to 1Q 2024.
•Core fee revenue (noninterest income) of $86.0 million, an increase of $9.6 million, or 13% (not annualized), compared to 1Q 2024, driven by our Cash Connect®, Wealth and Trust, Capital Markets, and Mortgage businesses.
•Gross loan growth of 1% (6% annualized) from 1Q 2024 primarily driven by growth in the commercial & industrial (C&I) and consumer portfolios.
•Customer deposits increased by 1% (3% annualized) compared to 1Q 2024, driven by increases in noninterest demand deposits from short-term Trust deposits.
•Net interest margin of 3.85% compared to 3.84% for 1Q 2024, reflects increasing loan yields mostly offset by higher deposit pricing.
•Total net credit costs were $18.5 million, compared to $16.2 million for 1Q 2024 due to a higher provision on the commercial mortgage (CRE) portfolio.
•WSFS repurchased 897,461 shares of common stock at an average price of $44.20 per share, totaling an aggregate of $39.7 million. Tangible common book value (TBV) per share(6) increased by $0.68 to $25.20. The Board of Directors also approved a quarterly cash dividend of $0.15 per share.

(6) As used in this press release, core PPNR as a percentage of average assets and TBV per share are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Second Quarter 2024 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at June 30, 2024 compared to March 31, 2024 and June 30, 2023:

Loans and Leases
(Dollars in millions)	June 30, 2024		March 31, 2024		June 30, 2023
Commercial & industrial (C&I)	$4,599	35%	$4,489	35%	$4,533	37%
Commercial mortgage	4,035	31	3,877	30	3,553	29
Construction	879	7	1,056	8	955	7
Commercial small business leases	644	5	634	5	590	5
Total commercial loans and leases	10,157	78	10,056	78	9,631	78
Residential mortgage	936	7	888	7	847	7
Consumer	2,106	17	2,066	17	1,905	16
Gross loans and leases	13,199	102%	13,010	102%	12,383	101%
ACL	(198)	(2)	(193)	(2)	(172)	(1)
Net loans and leases	$13,001	100%	$12,817	100%	$12,211	100%
At June 30, 2024, WSFS’ gross loan and lease portfolio increased $189.2 million, or 1% (6% annualized), when compared with March 31, 2024 due to increases of $110.2 million in C&I, $47.9 million in residential mortgage due to the retention of certain loans based on favorable yields and relationship opportunities, and $40.6 million in consumer loans (primarily from Spring EQ home equity loans). The increase of $158.0 million in commercial mortgage and corresponding decrease of $177.1 million in construction loans was a result of a migration of construction loans to permanent commercial mortgages.
The C&I portfolio (including owner-occupied real estate) continued to be our largest portfolio at 35% of net loans and leases. Additionally, our total commercial loan and lease portfolio represents a majority of our lending portfolio at 78% of net loans and leases.
Gross loans and leases at June 30, 2024 increased $815.8 million, or 7%, when compared with June 30, 2023. The increase was driven by increases of $482.0 million in commercial mortgage, $201.2 million in consumer loans (primarily from Spring EQ), $89.2 million in residential mortgage, and $65.9 million in C&I.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
The following table summarizes customer deposit balances and composition at June 30, 2024 compared to March 31, 2024 and June 30, 2023:

Customer Deposits
(Dollars in millions)	June 30, 2024		March 31, 2024		June 30, 2023
Noninterest demand	$4,783	29%	$4,653	29%	$5,462	34%
Interest-bearing demand	2,812	17	2,856	18	2,969	18
Savings	1,537	9	1,577	10	1,815	11
Money market	5,175	33	5,206	31	4,375	27
Total core deposits	14,307	88	14,292	88	14,621	90
Customer time deposits	1,984	12	1,895	12	1,640	10
Total customer deposits	$16,291	100%	$16,187	100%	$16,261	100%
Total customer deposits increased by $103.9 million, or 1% (3% annualized), when compared with March 31, 2024, primarily due to increases in noninterest demand deposits from short-term Trust deposits and time deposits.
Customer deposits increased by $30.6 million from June 30, 2023, primarily due to transactional accounts, which drive notable inflows and outflows of deposits in our Wealth and Trust and Commercial businesses.
Our deposit base remains highly diverse, with more than half of our customer deposits, or 51%, coming from our Commercial, Small Business, and Wealth and Trust business lines. The loan-to-deposit ratio(7) was 80% at June 30, 2024, reflecting continued capacity to fund future loan growth.
Core deposits were a strong 88% of total customer deposits. No- and low-cost checking accounts represented 46% of total customer deposits with a weighted average cost of 43bps for the quarter. While customer deposits continue to shift into Certificates of Deposits (CDs), these accounts represent only 12% of total customer deposits as of June 30, 2024.

(7) Ratio of net loans and leases to total customer deposits.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Net interest income before purchase accretion	$172.7	$173.1	$178.5
Purchase accounting accretion	1.7	2.2	3.3
Net interest income	$174.4	$175.3	$181.8

Net interest margin before purchase accretion	3.81%	3.79%	4.03%
Purchase accounting accretion	0.04	0.05	0.08
Net interest margin	3.85%	3.84%	4.11%
Net interest income decreased $0.8 million, or less than 1% (not annualized), compared to 1Q 2024 primarily due to higher deposit pricing resulting from growth in high yield money markets and repricing of maturing CDs. Net interest income decreased $7.4 million, or 4%, compared to 2Q 2023, primarily driven by lagging increases in deposit pricing following rate hikes in 2023 and increased deposit costs due to the reasons noted above.
Total loan yields were 7.09%, an increase of 7bps when compared to 1Q 2024. Total customer deposit costs were 1.89%, an increase of 10bps, while customer interest-bearing deposit costs were 2.69%, an increase of 14bps compared to the prior quarter.
Net interest margin increased 1bp from 1Q 2024, due to increasing loan yields mostly offset by higher deposit pricing which resulted from growth in high yield money markets and repricing of maturing CDs. Net interest margin decreased 26bps from 2Q 2023, primarily due to lagging increases in deposit pricing following rate hikes in 2023 and a continued shift to higher yielding deposit products.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Asset Quality
The following table summarizes asset quality metrics as of and for the period ended June 30, 2024 compared to March 31, 2024 and June 30, 2023.

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Problem assets(8)	$628.5	$573.2	$465.3
Nonperforming assets	65.4	67.2	33.5
Delinquencies	89.0	104.5	72.8
Net charge-offs	14.2	8.6	13.1
Total net credit costs (recoveries) (r)	18.5	16.2	16.4
Problem assets to total Tier 1 capital plus ACL	27.00%	23.42%	20.14%
Classified assets to total Tier 1 capital plus ACL	19.93	17.56	15.37
Ratio of nonperforming assets to total assets	0.32	0.33	0.16
Delinquencies to gross loans (n)	0.68	0.81	0.59
Ratio of quarterly net charge-offs to average gross loans	0.44	0.27	0.43
Ratio of allowance for credit losses to total loans and leases (q)	1.51	1.48	1.39
Ratio of allowance for credit losses to nonaccruing loans	310	292	521
See “Notes”
Overall asset quality remained stable compared to the previous quarter. Problem assets to total Tier 1 capital plus ACL ratio was 27.00%, an increase of 358bps compared to March 31, 2024, primarily driven by the downgrades of three C&I loans totaling $56.6 million during the quarter.
Delinquencies of $89.0 million, or 68bps of gross loans, decreased $15.5 million, or 13bps, compared to March 31, 2024, due to the payoff of a $15.3 million CRE-multifamily relationship.
Nonperforming assets decreased $1.8 million, or 1bp of total assets, compared to March 31, 2024, primarily driven by favorable resolutions and paydowns of multiple loans, partially offset by the addition of a $17.3 million C&I relationship and a $4.3 million CRE-office relationship in the suburban Philadelphia market. Net charge-offs increased $5.6 million to $14.2 million, or 0.44% (annualized) of average gross loans during the quarter, primarily due to a charge-off on the CRE-office relationship mentioned above. Excluding Upstart and NewLane, net charge-offs were 17bps of average gross loans.
Total net credit costs were $18.5 million in the quarter compared to $16.2 million in 1Q 2024. The ACL was $198.3 million as of June 30, 2024, an increase of $5.6 million from March 31, 2024. The ACL coverage ratio was 1.51%, an increase of 3bps from March 31, 2024. The increases in net credit costs and ACL from the prior quarter were primarily due to higher provision on the CRE portfolio.

(8) Problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Fee Revenue
Fee businesses, including Wealth and Trust, Cash Connect®, Capital Markets and Mortgage banking, continue to perform well and reflect the investments we have made to diversify our revenue. Core fee revenue (noninterest income) increased $9.6 million, or 13% (not annualized), compared to $86.0 million from 1Q 2024, primarily driven by increases of $4.7 million from Cash Connect® and $4.7 million from Wealth and Trust. The increase from Cash Connect® was due to growth from ATM customers added during 1Q and 2Q and one Customer moving to higher margin services during the quarter. The increase from Wealth and Trust was due to growth in Trust Services and seasonally-driven tax revenue in Private Wealth Management.
Core fee revenue increased $18.6 million, or 28%, compared to 2Q 2023. The increase was primarily due to the reasons noted above.
For 2Q 2024, our core fee revenue ratio(9) was 33.0% compared to 30.3% in 1Q 2024 and 27.0% in 2Q 2023. Fee revenue is a competitive differentiator providing a well-diversified source of revenue with further growth opportunities expected across all sources.

(9) As used in this press release, core fee revenue ratio is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Noninterest Expense(10)
Core noninterest expense of $156.0 million increased $8.4 million, or 6% (not annualized), compared to 1Q 2024. Excluding the one-time benefits of approximately $3.2 million to reflect lower incentive payments during 1Q 2024 and a $2.1 million increase in Cash Connect® external funding costs, core noninterest expense increased by $3.1 million, or 2% (not annualized). The increase was primarily due to an increase of $1.9 million in Associate medical benefits as well as impacts from annual merit increases and other investments in our Associates.
Core noninterest expense increased $17.5 million, or 13%, compared to 2Q 2023. The increase was primarily due to $10.9 million in higher salaries and benefits from annual salary increases and talent additions and $8.9 million from Cash Connect® external funding costs, partially offset by a decrease in professional fees.
Our core efficiency ratio(10) was 59.8% in 2Q 2024, compared to 58.6% in 1Q 2024 and 55.5% in 2Q 2023.
Income Taxes
We recorded a $21.3 million income tax provision in 2Q 2024, compared to $21.2 million in 1Q 2024 and $23.0 million in 2Q 2023.
The effective tax rate was 23.5% in 2Q 2024 compared to 24.4% in 1Q 2024 and 25.1% in 2Q 2023. The decrease in effective tax rate for 2Q 2024 compared to 1Q 2024 was primarily driven by solar tax credit investments entered into during the quarter. The decrease in effective tax rate when compared to 2Q 2023 is due to the benefit from the solar and other tax credit investments and lower state income taxes.

(10) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Capital Management
Capital levels remain strong and are all substantially in excess of the “well-capitalized” regulatory benchmarks at June 30, 2024, with WSFS Bank’s Tier 1 leverage ratio of 10.44%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.07%, and Total Risk-based capital ratio of 14.32%.
WSFS’ total stockholders’ equity increased $16.1 million, or less than 1% (not annualized), during 2Q 2024. The increase was primarily due to quarterly earnings of $69.3 million and was partially offset by capital returns of $48.7 million to stockholders, comprising $39.7 million from share repurchases and $9.0 million from quarterly dividends, as well as a decrease in accumulated other comprehensive income (AOCI) of $6.0 million driven by market-value decreases on investment securities.
WSFS’ tangible common equity(11) increased $20.3 million, or less than 1% (not annualized), compared to March 31, 2024, primarily due to the reasons described above and scheduled amortization of intangibles. WSFS’ common equity to assets ratio was 12.00% and our tangible common equity to tangible assets ratio(11) was 7.56% at June 30, 2024, both essentially flat compared to the prior quarter.
At June 30, 2024, book value per share was $42.01, an increase of $0.84, or 2% (not annualized), from March 31, 2024, and TBV per share was $25.20, an increase of $0.68, or 3% (not annualized), from March 31, 2024.
During 2Q 2024, WSFS repurchased 897,461 shares of common stock for an aggregate of $39.7 million. As of June 30, 2024, WSFS has 3,951,764 shares, or approximately 7% of outstanding shares, remaining to repurchase under its current authorization. For the year, total capital returned to stockholders through share repurchases and quarterly dividends was $78.7 million.
The Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on August 23, 2024 to stockholders of record as of August 9, 2024.

(11) As used in this press release, tangible common equity and tangible common equity to tangible assets ratio are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, credit and deposit products to individual, corporate, and institutional clients.

Selected quarterly performance results and metrics are as follows:

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Net interest income	$18.4	$19.7	$21.5
Provision for (recovery of) credit losses	—	0.3	(0.5)
Fee revenue	38.2	33.5	32.9
Noninterest expense(12)	28.0	26.4	24.3
Pre-tax income	28.6	26.5	30.5
Performance Metrics
Trust fee revenue (Institutional Services and BMT of DE)	$21.8	$17.8	$17.5
Private Wealth Management fee revenue	15.5	14.8	14.4
AUM/AUA(13)	84,938	80,464	67,877
Wealth Management pre-tax income increased $2.1 million, or 8% (not annualized), compared to 1Q 2024. Fee revenue increased $4.7 million from 1Q 2024, primarily due to account-based fees from new business and increases in assignment and bankruptcy fees in Institutional Services, increased activity in the Bryn Mawr Trust Company of Delaware and seasonal recognition of tax revenue in Private Wealth Management. Net interest income decreased $1.3 million, as average trust deposits were lower by $162.5 million compared to 1Q 2024. Total noninterest expense increased $1.7 million, compared to 1Q 2024 mostly due to our trust system conversion and certain volume-based charges.
Wealth Management pre-tax income decreased $1.9 million compared to 2Q 2023 due to higher expenses and lower net interest income. Fee revenue increased $5.3 million, or 16%, compared to 2Q 2023 due to account growth in Private Wealth Management, which includes market-based appreciation and expansion into the Rehoboth, DE market. Net interest income decreased $3.1 million due to higher funding costs. Total noninterest expense increased $3.7 million driven by salary expense, reflecting the growth in the business including the addition of the Rehoboth office.
Net AUM of $9.0 billion at the end of 2Q 2024 was essentially flat compared to 1Q 2024, and increased $0.9 billion, or 11%, compared to 2Q 2023. AUM balances over the period benefited primarily from positive returns in broader equity markets.

(12) Includes intercompany allocation of expense.
(13) Represents Assets Under Management and Assets Under Administration.

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States, servicing non-bank ATMs and smart safes nationwide and supporting ATMs for WSFS Bank Customers with one of the largest branded ATM networks in our region.

Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Net revenue(14)	$27.6	$24.1	$17.0
Noninterest expense(15)	25.6	23.3	16.0
Pre-tax income	2.0	0.8	0.9
Performance Metrics
Cash managed	$1,730	$1,992	$1,632
Number of serviced non-bank ATMs and smart safes	42,524	46,031	34,325
Number of WSFS owned and branded ATMs	579	583	679
ROA	1.72%	0.83%	0.72%
Cash Connect® pre-tax income increased $1.2 million to $2.0 million and ROA increased 89bps to 1.72%, compared to 0.83% in 1Q 2024, driven by growth from ATM customers added in 1Q and 2Q 2024 and one Customer moving to higher margin services during the quarter. Net revenue increased $3.5 million from 1Q 2024 driven by the same. Noninterest expense increased $2.2 million due to higher external funding costs associated with the increase in vault bailment units.
Net revenue increased $10.6 million and noninterest expense increased $9.6 million compared to 2Q 2023, primarily driven by an 84% increase in bailment units year over year. This also drove a pre-tax income increase of $1.0 million compared to 2Q 2023. ROA increased 100bps compared to 2Q 2023 due to higher net income and a higher proportion of external funding mix.
During 2Q 2024, Cash Connect® saw improved financial metrics, a net decrease in overall units, and cash managed as a result of the Customer shift mentioned above.

(14) Includes intercompany allocation of income and net interest income.
(15) Includes intercompany allocation of expense.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Second Quarter 2024 Earnings Release Conference Call
Management will conduct a conference call to review 2Q 2024 results at 1:00 p.m. Eastern Time (ET) on Friday, July 26, 2024. Interested parties may access the conference call live on our Investor Relations website (https://investors.wsfsbank.com). For those who cannot access the live conference call, a replay will be accessible shortly after the event concludes through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and trust company in the Greater Philadelphia and Delaware region. As of June 30, 2024, WSFS Financial Corporation had $20.7 billion in assets on its balance sheet and $84.9 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (57), Delaware (39), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Forward-Looking Statements
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally and in financial markets, particularly in the markets in which the Company operates and in which its loans are concentrated, including difficult and unfavorable conditions and trends related to housing markets, costs of living, unemployment levels, interest rates, supply chain issues, inflation, and economic growth; the impacts related to or resulting from bank failures and other economic and industry volatility, including potential increased regulatory requirements and costs and potential impacts to macroeconomic conditions; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio, which could impact market confidence in the Company’s operations; possible additional loan losses and impairment of the collectability of loans; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; , the credit risk associated with the substantial amount of commercial real estate, commercial and industrial, and construction and land development loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; the success of the Company's growth plans; failure of the financial and/or operational controls of the Company's Cash Connect® and/or Wealth Management segments; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in market valuations and/or the speed of prepayments of mortgage-backed securities (MBS) due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; any compounding effects or unexpected interactions of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, Form 10-Q for the quarter ended March 31, 2024, and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest income:
Interest and fees on loans	$230,815	$224,703	$207,884	$455,518	$401,608
Interest on mortgage-backed securities	25,784	25,897	27,130	51,681	54,656
Interest and dividends on investment securities	2,183	2,184	2,182	4,367	4,419
Other interest income	6,455	8,838	4,573	15,293	7,469
	265,237	261,622	241,769	526,859	468,152
Interest expense:
Interest on deposits	76,693	72,795	50,054	149,488	85,246
Interest on Federal Home Loan Bank advances	359	308	1,597	667	4,968
Interest on senior and subordinated debt	2,441	2,449	2,334	4,890	4,907
Interest on trust preferred borrowings	1,750	1,756	1,635	3,506	3,190
Interest on other borrowings	9,545	9,036	4,307	18,581	5,467
	90,788	86,344	59,927	177,132	103,778
Net interest income	174,449	175,278	181,842	349,727	364,374
Provision for credit losses	19,814	15,138	15,830	34,952	44,841
Net interest income after provision for credit losses	154,635	160,140	166,012	314,775	319,533
Noninterest income:
Credit/debit card and ATM income	23,875	19,669	14,430	43,544	27,791
Investment management and fiduciary revenue	37,606	32,928	32,379	70,534	62,855
Deposit service charges	6,496	6,487	6,277	12,983	12,316
Mortgage banking activities, net	2,217	1,647	1,304	3,864	2,426
Loan and lease fee income	1,706	1,523	1,190	3,229	2,562
Unrealized loss on equity investment, net	—	—	—	—	(4)
Realized gain on sale of equity investment, net	2,130	—	—	2,130	—
Bank-owned life insurance income	793	1,200	760	1,993	2,270
Other income	16,775	12,403	10,531	29,178	19,782
	91,598	75,857	66,871	167,455	129,998
Noninterest expense:
Salaries, benefits and other compensation	83,249	75,806	72,367	159,055	145,216
Occupancy expense	9,387	9,479	10,132	18,866	20,540
Equipment expense	12,054	10,692	10,810	22,746	20,602
Data processing and operations expense	4,807	3,660	4,771	8,467	9,495
Professional fees	4,781	4,481	6,118	9,262	10,557
Marketing expense	2,020	1,782	2,165	3,802	3,881
FDIC expenses	2,390	3,982	2,863	6,372	5,445
Loan workout and other credit costs	(1,278)	1,071	536	(207)	481
Corporate development expense	158	208	2,796	366	3,536
Restructuring expense	—	—	(26)	—	(787)
Other operating expenses	38,200	37,911	28,721	76,111	55,332
	155,768	149,072	141,253	304,840	274,298
Income before taxes	90,465	86,925	91,630	177,390	175,233
Income tax provision	21,257	21,202	23,035	42,459	43,976
Net income	69,208	65,723	68,595	134,931	131,257
Less: Net (loss) income attributable to noncontrolling interest	(65)	(38)	(83)	(103)	175
Net income attributable to WSFS	$69,273	$65,761	$68,678	$135,034	$131,082
Diluted earnings per share of common stock:	$1.16	$1.09	$1.12	$2.24	$2.13
Weighted average shares of common stock outstanding for fully diluted EPS	59,958,628	60,521,951	61,414,273	60,237,232	61,526,331
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Performance Ratios:
Return on average assets (a)	1.34%	1.28%	1.36%	1.31%	1.31%
Return on average equity (a)	11.39	10.68	11.81	11.03	11.51
Return on average tangible common equity (a)(o)	20.08	18.76	21.66	19.42	21.43
Net interest margin (a)(b)	3.85	3.84	4.11	3.85	4.18
Efficiency ratio (c)	58.46	59.28	56.71	58.86	55.37
Noninterest income as a percentage of total net revenue (b)	34.38	30.16	26.85	32.33	26.24
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023
Assets:
Cash and due from banks	$618,446	$787,729	$723,034
Cash in non-owned ATMs	400,482	186,522	386,176
Investment securities, available-for-sale	3,651,913	3,734,229	3,954,918
Investment securities, held-to-maturity	1,038,854	1,049,807	1,079,768
Other investments	36,204	35,397	40,309
Net loans and leases (e)(f)(l)	13,000,556	12,816,986	12,211,112
Bank owned life insurance	36,090	42,708	101,108
Goodwill and intangibles	996,181	1,000,344	1,004,278
Other assets	965,804	925,526	884,988
Total assets	$20,744,530	$20,579,248	$20,385,691
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$4,782,920	$4,652,875	$5,462,461
Interest-bearing deposits	11,508,161	11,534,329	10,798,060
Total customer deposits	16,291,081	16,187,204	16,260,521
Brokered deposits	—	—	167,435
Total deposits	16,291,081	16,187,204	16,427,956
Federal Home Loan Bank advances	22,306	—	—
Other borrowings	1,119,949	1,124,958	899,493
Other liabilities	832,837	801,464	750,858
Total liabilities	18,266,173	18,113,626	18,078,307
Stockholders’ equity of WSFS	2,489,580	2,473,481	2,314,659
Noncontrolling interest	(11,223)	(7,859)	(7,275)
Total stockholders' equity	2,478,357	2,465,622	2,307,384
Total liabilities and stockholders' equity	$20,744,530	$20,579,248	$20,385,691
Capital Ratios:
Equity to asset ratio	12.00%	12.02%	11.35%
Tangible common equity to tangible asset ratio (o)	7.56	7.52	6.76
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.07	14.00	13.68
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.44	11.14	10.83
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.07	14.00	13.68
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.32	15.25	14.85
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans (t)	$64,034	$65,948	$33,003
Assets acquired through foreclosure	1,342	1,210	527
Total nonperforming assets	$65,376	$67,158	$33,530
Past due loans (h)	$9,798	$11,362	$13,571
Troubled loans (u)	133,080	119,243	51,129
Allowance for credit losses	198,260	192,637	171,877
Ratio of nonperforming assets to total assets	0.32%	0.33%	0.16%
Ratio of allowance for credit losses to total loans and leases (q)	1.51	1.48	1.39
Ratio of allowance for credit losses to nonaccruing loans	310	292	521
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.44	0.27	0.43
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.35	0.27	0.41
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$5,115,017	$91,001	7.17%	$5,047,482	$88,530	7.06%	$5,051,292	$86,073	6.85%
Commercial real estate loans (s)	4,968,847	88,852	7.19	4,887,483	86,724	7.14	4,484,162	78,018	6.98
Residential mortgage	892,139	10,995	4.93	874,703	10,579	4.84	804,390	9,384	4.67
Consumer loans	2,088,180	39,019	7.52	2,041,390	38,228	7.53	1,907,294	33,508	7.05
Loans held for sale	42,010	948	9.08	34,907	642	7.40	45,766	901	7.90
Total loans and leases	13,106,193	230,815	7.09	12,885,965	224,703	7.02	12,292,904	207,884	6.79
Mortgage-backed securities (d)	4,335,831	25,784	2.38	4,476,032	25,897	2.31	4,766,207	27,130	2.28
Investment securities (d)	361,093	2,183	2.70	365,375	2,184	2.65	370,530	2,182	2.62
Other interest-earning assets	469,120	6,455	5.53	643,749	8,838	5.52	345,791	4,573	5.30
Total interest-earning assets	$18,272,237	$265,237	5.85%	$18,371,121	$261,622	5.74%	$17,775,432	$241,769	5.46%
Allowance for credit losses	(195,557)			(188,762)			(170,968)
Cash and due from banks	308,226			273,286			255,590
Cash in non-owned ATMs	339,430			243,941			387,889
Bank owned life insurance	41,067			42,791			101,031
Other noninterest-earning assets	2,020,925			1,953,037			1,872,610
Total assets	$20,786,328			$20,695,414			$20,221,584
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,807,761	$8,107	1.16%	$2,834,273	$7,366	1.05%	$3,039,257	$6,525	0.86%
Savings	1,553,044	1,774	0.46	1,588,224	1,580	0.40	1,873,572	1,342	0.29
Money market	5,172,682	46,390	3.61	5,186,402	45,433	3.52	4,137,867	27,898	2.70
Customer time deposits	1,937,265	20,422	4.24	1,835,424	18,238	4.00	1,578,615	10,597	2.69
Total interest-bearing customer deposits	11,470,752	76,693	2.69	11,444,323	72,617	2.55	10,629,311	46,362	1.75
Brokered deposits	—	—	—	18,410	178	3.89	307,515	3,692	4.82
Total interest-bearing deposits	11,470,752	76,693	2.69	11,462,733	72,795	2.55	10,936,826	50,054	1.84
Federal Home Loan Bank advances	25,742	359	5.61	21,429	308	5.78	123,297	1,597	5.20
Trust preferred borrowings	90,704	1,750	7.76	90,655	1,756	7.79	90,511	1,635	7.25
Senior and subordinated debt	218,478	2,441	4.47	218,420	2,449	4.48	218,247	2,334	4.28
Other borrowed funds	816,919	9,545	4.70	781,854	9,036	4.65	390,576	4,307	4.42
Total interest-bearing liabilities	$12,622,595	$90,788	2.89%	$12,575,091	$86,344	2.76%	$11,759,457	$59,927	2.04%
Noninterest-bearing demand deposits	4,835,912			4,828,865			5,458,676
Other noninterest-bearing liabilities	891,273			822,834			674,300
Stockholders’ equity of WSFS	2,446,371			2,476,453			2,332,147
Noncontrolling interest	(9,823)			(7,829)			(2,996)
Total liabilities and equity	$20,786,328			$20,695,414			$20,221,584
Excess of interest-earning assets over interest-bearing liabilities	$5,649,642			$5,796,030			$6,015,975
Net interest and dividend income		$174,449			$175,278			$181,842
Interest rate spread			2.96%			2.98%			3.42%
Net interest margin			3.85%			3.84%			4.11%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Market price of common stock:
High	$47.55	$47.71	$40.54	$47.71	$51.77
Low	41.33	40.20	29.59	40.20	29.59
Close	47.00	45.14	37.72	47.00	37.72
Book value per share of common stock	42.01	41.17	37.89
Tangible common book value (TBV) per share of common stock (o)	25.20	24.52	21.45
Number of shares of common stock outstanding (000s)	59,261	60,084	61,093
Other Financial Data:
One-year repricing gap to total assets (k)	(0.30)%	0.19%	2.50%
Weighted average duration of the MBS portfolio	5.7 years	5.8 years	5.8 years
Unrealized losses on securities available for sale, net of taxes	$(549,039)	$(539,939)	$(550,890)
Number of Associates (FTEs) (m)	2,279	2,241	2,219
Number of offices (branches, LPO’s, operations centers, etc.)	114	114	114
Number of WSFS owned and branded ATMs	579	583	679
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans and commercial small business leases.
(q)Represents amortized cost basis for loans and leases.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)Includes nonaccruing troubled loans.
(u)Represents loans modified in the form of principal forgiveness, interest rate reduction, an other-than-insignificant payment delay, or a term extension to borrowers experiencing financial difficulty.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest income (GAAP)	$174,449	$175,278	$181,842	$349,727	$364,374
Core net interest income (non-GAAP)	174,449	175,278	181,842	349,727	364,374
Noninterest income (GAAP)	91,598	75,857	66,871	167,455	129,998
Plus: Unrealized loss on equity investments, net	—	—	—	—	(4)
Less: Realized gain on sale of equity investment, net	2,130	—	—	2,130	—
Less/(plus): Visa derivative valuation adjustment	3,434	(605)	(552)	2,829	(1,105)
Core fee revenue (non-GAAP)	$86,034	$76,462	$67,423	$162,496	$131,107
Core net revenue (non-GAAP)	$260,483	$251,740	$249,265	$512,223	$495,481
Core net revenue (non-GAAP)(tax-equivalent)	$260,900	$252,084	$249,633	$512,984	$496,492
Noninterest expense (GAAP)	$155,768	$149,072	$141,253	$304,840	$274,298
(Plus)/less: FDIC special assessment	(383)	1,263	—	880	—
Less: Corporate development expense	158	208	2,796	366	3,536
Plus: Restructuring expense	—	—	(26)	—	(787)
Core noninterest expense (non-GAAP)	$155,993	$147,601	$138,483	$303,594	$271,549
Core efficiency ratio (non-GAAP)	59.8%	58.6%	55.5%	59.2%	54.7%
Core fee revenue ratio (non-GAAP) (b)	33.0%	30.3%	27.0%	31.7%	26.4%

	End of period
	June 30, 2024	March 31, 2024	June 30, 2023
Total assets (GAAP)	$20,744,530	$20,579,248	$20,385,691
Less: Goodwill and other intangible assets	996,181	1,000,344	1,004,278
Total tangible assets (non-GAAP)	$19,748,349	$19,578,904	$19,381,413
Total stockholders’ equity of WSFS (GAAP)	$2,489,580	$2,473,481	$2,314,659
Less: Goodwill and other intangible assets	996,181	1,000,344	1,004,278
Total tangible common equity (non-GAAP)	$1,493,399	$1,473,137	$1,310,381

Tangible common book value (TBV) per share:
Book value per share (GAAP)	$42.01	$41.17	$37.89
Tangible common book value per share (non-GAAP)	25.20	24.52	21.45
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.00%	12.02%	11.35%
Tangible common equity to tangible assets ratio (non-GAAP)	7.56	7.52	6.76

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
GAAP net income attributable to WSFS	$69,273	$65,761	$68,678	$135,034	$131,082
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(5,789)	2,076	3,322	(3,713)	3,858
(Plus)/less: Tax impact of pre-tax adjustments	1,273	(507)	(798)	776	(976)
Adjusted net income (non-GAAP) attributable to WSFS	$64,757	$67,330	$71,202	$132,097	$133,964

GAAP return on average assets (ROA)	1.34%	1.28%	1.36%	1.31%	1.31%
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(0.11)	0.04	0.07	(0.04)	0.04
(Plus)/less: Tax impact of pre-tax adjustments	0.02	(0.01)	(0.02)	0.01	(0.01)
Core ROA (non-GAAP)	1.25%	1.31%	1.41%	1.28%	1.34%

Earnings per share (diluted) (GAAP)	$1.16	$1.09	$1.12	$2.24	$2.13
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(0.10)	0.03	0.05	(0.06)	0.06
(Plus)/less: Tax impact of pre-tax adjustments	0.02	(0.01)	(0.01)	0.01	(0.01)
Core earnings per share (non-GAAP)	$1.08	$1.11	$1.16	$2.19	$2.18

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$69,273	$65,761	$68,678	$135,034	$131,082
Plus: Tax effected amortization of intangible assets	3,007	2,973	2,884	5,980	5,764
Net tangible income (non-GAAP)	$72,280	$68,734	$71,562	$141,014	$136,846
Average stockholders’ equity of WSFS	$2,446,371	$2,476,453	$2,332,147	$2,461,412	$2,296,403
Less: Average goodwill and intangible assets	998,939	1,003,167	1,006,972	1,001,053	1,008,798
Net average tangible common equity	$1,447,432	$1,473,286	$1,325,175	$1,460,359	$1,287,605
Return on average tangible common equity (non-GAAP)	20.08%	18.76%	21.66%	19.42%	21.43%

WSFS Bank Center	WSFS Bank Place	22
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Calculation of PPNR:
Net income (GAAP)	$69,208	$65,723	$68,595	$134,931	$131,257
Plus: Income tax provision	21,257	21,202	23,035	42,459	43,976
Plus: Provision for credit losses	19,814	15,138	15,830	34,952	44,841
PPNR (non-GAAP)	$110,279	$102,063	$107,460	$212,342	$220,074
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(5,789)	2,076	3,322	(3,713)	3,858
Core PPNR (non-GAAP)	$104,490	$104,139	$110,782	$208,629	$223,932

Calculation of core PPNR to average assets:
Core PPNR (non-GAAP)	$104,490	$104,139	$110,782	$208,629	$223,932
Total average assets	20,786,328	20,695,414	20,221,584	20,740,871	20,112,616
Core PPNR to average assets	2.02%	2.02%	2.20%	2.02%	2.25%